SCHEDULE 14A INFORMATION

(Rule 14a-101) PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGEACT OF 1934

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☐ Preliminary Proxy Statement

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☐ Soliciting Material under §240.14a-12

Nuvectra Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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5830 Granite Parkway, Suite 1100

Plano, Texas 75024

NOTICE OF 2019 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Nuvectra Corporation (“Nuvectra,” the “Company,” “we,” “us” and “our”) will be held via a virtual meeting on Thursday, May 23, 2019, at 10:00 a.m. Central Time (the “Annual Meeting”).  You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.meetingcenter.io/274077537. If you plan to attend the Annual Meeting, please follow the voting and registration instructions as outlined in this proxy statement.

The Annual Meeting will be held for the following purposes:

1.	To elect two Class III directors for a three-year term to expire at the 2022 Annual Meeting of stockholders.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed proxy statement. This proxy statement is furnished to holders of our common stock as of the record date as part of the solicitation of proxies by our Board of Directors (the “Board”) in connection with the proposals to be presented at the Annual Meeting. Our Board has set March 29, 2019, as the record date for the Annual Meeting. Only holders of our common stock as of the close of business on March 29, 2019, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 17,792,244 shares of our common stock outstanding.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote by mail, Internet or telephone as described in the enclosed proxy materials. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

/s/ MELISSA G. BEARE
Melissa G. Beare
Executive Vice President, General Counsel and Corporate Secretary

Plano, Texas

April 5, 2019

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 23, 2019

The Board of Directors of Nuvectra Corporation is soliciting the enclosed proxy for use at the Annual Meeting of stockholders to be held on Thursday, May 23, 2019, at 10:00 a.m., Central Time, via a virtual meeting.  You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.meetingcenter.io/274077537. If you plan to attend the Annual Meeting, please follow the voting and registration instructions as outlined in this proxy statement.

This proxy statement is furnished to holders of our common stock as of March 29, 2019, which is the record date for the Annual Meeting, as part of the solicitation of proxies by our Board in connection with the proposals to be presented at the Annual Meeting. Only holders of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 17,792,244 shares of our common stock issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2019: This proxy statement and our annual report are available electronically at www.edocumentview.com/NVTR.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two Class III directors for a three-year term to expire at the 2022 Annual Meeting of stockholders:

●	Mr. Christopher G. Chavez; and

●	Ms. Jane J. Song

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

How many votes do I have?

Each share of our common stock that you own as of March 29, 2019, entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for such nominee. With respect to the ratification of Deloitte & Touche LLP, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If your shares are held in your name you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, there are several ways for you to vote your shares.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted:

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By Mail. If you are a stockholder of record, and you will receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.  If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our Board of Directors. If any other matter is presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters to be acted on at the meeting, other than those discussed in this proxy statement.

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Voting by Telephone or Internet. Please call the toll-free telephone number on the proxy card (1-800-652-VOTE (8683)) and follow the recorded instructions. Alternatively, please access our secure website registration page through the Internet (at www.investorvote.com/NVTR), as identified on the proxy card and follow the instructions, using the unique control number printed on your proxy card.

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In Person at the Virtual Annual Meeting. You may attend the virtual Annual Meeting and vote in person even if you have already voted by proxy. If you are a stockholder of record, you do not need to register. You may attend the Annual Meeting and vote your shares at www.meetingcenter.io/274077537 during the meeting. You will need the unique control number printed on your proxy card. The password for the meeting is NVTR2019. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the virtual Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Computershare. Requests for registration should be directed to:

Computershare

NUVECTRA Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 16, 2019.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at www.meetingcenter.io/274077537 during the meeting. The password for the meeting is NVTR2019. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

May I revoke my proxy?

Stockholders of record may revoke their proxy at any time before it is exercised. You may revoke your proxy and change your vote at any time before votes are cast in any one of the three following ways:

●	you may send in another signed proxy with a later date;

●	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the Annual Meeting will be counted); or

●

you may notify our corporate secretary, Melissa G. Beare, in writing before the Annual Meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote in person at the meeting.

If you are a beneficial owner, your broker, bank or other agent can provide you with instructions on how to revoke your proxy and/or change your vote.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of March 29, 2019, or approximately 8,896,123 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting in order to pass.

Voting results will be tabulated and certified by Computershare Trust Company, N.A., who also will be responsible for mailing our proxy materials.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting but not voting, and shares represented by proxies abstain from voting as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of that proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Deloitte & Touche LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a base fee of $10,000 plus reimbursement of out-of-pocket expenses. The Company may also engage other third-party firms to assist in the distribution of proxies.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, that we filed with the SEC on March 4, 2019, we will send you one without charge. Please write to:

Nuvectra Corporation

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Attn: Corporate Secretary

All of our SEC filings are also available free of charge and can be found under the Investor Relations section of our website at www.nuvectramed.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Explanatory Note – Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earliest of: (i) December 31, 2021 (the fiscal year-end following the fifth anniversary of the completion of our spin-off, or the “Spin-Off,” from Integer Holdings Corporation (formerly Greatbatch, Inc.) or “Integer”); (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of that year; (iii) the end of the fiscal year in which our annual revenues exceed $1.07 billion (adjusted for inflation); and (iv) the date on which we issue more than $1.0 billion in nonconvertible debt in any three-year period. We expect that we will remain an emerging growth company for the near future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2021.  For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. Examples of these exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced related disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of reduced reporting burdens in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the “Securities Act,” for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we chose to “opt out” of this provision and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws currently specify that the number of directors shall be determined from time to time by resolution of our Board of Directors.  Currently, we have eight members of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the classification of our Board of Directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provide that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At the Annual Meeting, two nominees for director are to be elected as Class III directors for a three-year term expiring at our 2022 annual meeting of stockholders and until such individual’s successor is elected and qualified. The nominees, who were recommended for nomination by the Governance and Nomination Committee (the “Nomination Committee”) of our Board of Directors, are Christopher G. Chavez and Jane J. Song.  The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Chavez and Ms. Song or in the event that either Mr. Chavez or Ms. Song is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board of Directors to fill the vacancy. Mr. Chavez and Ms. Song are each currently a member of our Board of Directors. Mr. Chavez was appointed to the Board to fill a vacancy on February 1, 2019, and Ms. Song was appointed to the Board to fill a vacancy on March 21, 2019.

All of our directors bring to our Board of Directors significant leadership experience derived from their professional experience and service as executives or Board members of other companies. The process undertaken by the Nomination Committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Nuvectra Corporation
Christopher G. Chavez	63	Director
Jane J. Song	56	Director

Christopher G. Chavez is currently a member of the Board of Nuvectra and was appointed to the Board on February 1, 2019. Mr. Chavez has over 30 years of leadership experience in the medical device industry. He served as President, Chief Executive Officer and Chairman of TriVascular Technologies, Inc. from April 2012 through its merger with Endologix, Inc. in February 2016. Following the merger, he served as an Endologix Director from February 2016 through June 2018. Mr. Chavez also served as President of the Neuromodulation Division (NMD) of St. Jude Medical Inc. (now Abbott Laboratories) from 2005 through 2011 following the acquisition of Advanced Neuromodulation Systems Inc. (ANSI) by St. Jude Medical in 2005. Prior to that, he served as Chief Executive Officer, President and Director of ANSI from 1998 through 2005 and led ANSI and NMD through 14 years of profitable growth and innovation. In 1997, Mr. Chavez served as Vice President, Worldwide Marketing & Strategic Planning for the Health Imaging Division of the Eastman Kodak Company. Mr. Chavez worked his first 15 years (1981-1996) in the medical device industry at Johnson & Johnson, most recently as Vice President and General Manager of the Infection Prevention Business Unit of Johnson & Johnson Medical Inc. He served on the board of directors of Advanced Medical Optics Inc. from 2002 until it was acquired by Abbott Laboratories Inc. in 2009. He also previously served as Chairman of the Medical Device Manufacturers Association, Chairman of the Dallas/Fort Worth Health Industry Council and Director of the North Dallas Visiting Nurses Association. Mr. Chavez received his Bachelor of Accountancy from New Mexico State University and his M.B.A. from Harvard Graduate School of Business. We believe that Mr. Chavez is well qualified to serve on Nuvectra’s Board of Directors due to his more than 30 years of experience in the medical device industry, specifically in the field of neuromodulation, and his prior experience in operations, regulatory, finance and chief executive officer roles. In addition, consistent with the Board’s diversity policy, we believe that Mr. Chavez’s appointment brings new perspectives, opinions and experiences to board deliberations in a manner that will help serve the interests of the Company’s stockholders and enhance corporate governance.

Jane J. Song is currently a member of the Board of Nuvectra and was appointed to the Board on March 21, 2019. Ms. Song has over 15 years of experience in the medical device industry. She held several leadership positions until her retirement from St. Jude Medical Inc. (now Abbott Laboratories) in 2015. She most recently served as the President of the Atrial Fibrillation Division for St. Jude Medical from 2004 until 2012. Prior to that, Ms. Song served as the President of the Cardiac Surgery Division and as the Senior Vice President of the Cardiac Rhythm Management Division of St. Jude Medical. Ms. Song also held various leadership positions with EG&G Astrophysics, Inc. (now PerkinElmer), including serving as Vice President of Business Development and Director of Operations from 1992 until 1998. Ms. Song has also worked as a senior consultant for Price Waterhouse Coopers, providing consulting services on continuous design and manufacturing improvements for technology and healthcare clients. Prior to that, Ms. Song served as a program manager for Texas Instruments from 1984 to 1990 in its advanced manufacturing group. Ms. Song received her M.S. in Engineering from Northeastern University and her B.S in Engineering from NYU. We believe that Ms. Song is well qualified to serve on Nuvectra’s Board of Directors due to her more than 15 years of experience in the medical device industry and her prior leadership experience in medical device operations, engineering, R&D and manufacturing/supply chain. In addition, we believe Ms. Song’s appointment is consistent with the Board’s diversity objectives, and that Ms. Song brings different perspectives and experiences to Board discussions and decisions, thereby promoting better corporate governance.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the

2020 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Nuvectra Corporation
David D. Johnson	63	Director
Dr. Fred B. Parks	71	Director
Jon T. Tremmel	72	Director

David D. Johnson is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. From May 2005 until his retirement on February 1, 2016, Mr. Johnson served as the Executive Vice President, Treasurer and Chief Financial Officer of Molex, LLC (previously Molex Incorporated), which is a manufacturer of electronic connectors and components. Mr. Johnson currently serves as a director, chair of the audit committee, and member of the compensation committee of MTS Systems Corporation, which is a global supplier of test systems and industrial sensors. Mr. Johnson earned a B.A. in economics from Stanford University and is a Certified Public Accountant (inactive status). We believe Mr. Johnson is well qualified to serve on Nuvectra’s Board of Directors given his financial expertise obtained through his service as a chief financial officer for public companies, particularly with respect to accounting, investor relations and securities law issues, and his experience gained from serving on other boards of directors and audit committees.

Dr. Fred B. Parks, PhD, currently serves as Nuvectra’s Chief Executive Officer and as a member of the Board. Dr. Parks was appointed to the Board in March 2016 and has been serving as Chief Executive Officer since February 1, 2019. Dr. Parks was previously the President and Chief Executive Officer of Analogic Corporation, a medical imaging and aviation security company, from October 2016 to June 2018. Dr. Parks was the Chief Executive Officer of Enovate Medical from July 2015 until October 2016. Prior to joining Enovate Medical, Dr. Parks served as Chief Executive Officer of NDS Surgical Imaging, LLC from August 2011 to 2013 and Chairman and Chief Executive Officer of Urologix, Inc. from May 2003 to February 2008. Prior to joining Urologix, Dr. Parks served as President and Chief Executive Officer of Marconi Medical Systems, which is currently part of Philips Medical Systems. Dr. Parks previously served as a director of Analogic Corporation and Enovate Medical. Previously, Dr. Parks has served as a director of NDS Surgical Imaging, Urologix, EG&G, Inc. (now PerkinElmer), St. Jude Medical Inc. (now Abbott Laboratories) and Steady State Imaging. Dr. Parks received a B.S. in mechanical engineering from University of Missouri-Rolla, a M.S. in mechanical engineering from the University of Arizona and a PhD in mechanical engineering from the University of Missouri-Columbia. We believe Dr. Parks is well qualified to serve on Nuvectra’s Board of Directors given his substantial experience as a senior executive and as a board member for a number of medical device companies.

Jon T. Tremmel is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Until his retirement in 2007, Mr. Tremmel held several senior leadership positions with Medtronic plc, or Medtronic, including President of the Neurological Division from March 2003 to April 2007, President of the Physio-Control Division from May 2001 to March 2003 and President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division from 1992 to 2001. From 1978 until 1992, he served in various positions of increasing responsibility at Medtronic. Mr. Tremmel previously served as a director of Reshape Lifesciences, Inc., formerly EnteroMedics Inc., which is a publicly-traded medical device company. He previously served as a director of Nevro Corp., Cyberonics Inc., Flowonix Medical. Inc. and ACell, Inc. Mr. Tremmel earned a B.S. in business and engineering from University of Minnesota, a master’s degree in engineering from Boston University and an M.B.A. from University of Minnesota. We believe that Mr. Tremmel is well qualified to serve on Nuvectra’s Board of Directors due to his leadership experience in the medical device industry and his experience from serving on the board of directors of several medical device and medtech companies.

Term Expiring at the

2021 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Nuvectra Corporation
Anthony P. Bihl	62	Director
Kenneth G. Hawari	60	Director
Thomas E. Zelibor	64	Director

Anthony P. Bihl III is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Mr. Bihl was formerly a member of Integer’s board of directors until March 2016 when he stepped down from immediately before the completion of the Spin-Off. Mr. Bihl has been Chief Executive Officer and a member of the board of managers of Bioventus, LLC, a company that develops, manufactures and sells products that promote active orthopedic healing, since December 2013. From June 2011 through June 2012, he was Group President American Medical Systems, or AMS, a subsidiary of Endo Pharmaceuticals, or Endo. Mr. Bihl was President, Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011. He served as Chief Executive Officer of the Diagnostics Division of Siemens Medical Solutions from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006. Prior to that, Mr. Bihl served in a number of operations and finance roles at Bayer HealthCare and for over 20 years at E.I. DuPont. He is a director and chairman of the board of Spectral Medical, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock, and also serves as chair of its human resources and compensation committee. Mr. Bihl is also a former director of SeraCare Life Sciences Inc. We believe that Mr. Bihl is well qualified to serve on Nuvectra’s Board of Directors due to his 30 years of experience in the medical device industry in operations, finance and general management roles.

Kenneth G. Hawari currently serves as a member of the Board of Nuvectra and was appointed to the Board in March 2016. Since 2007, Mr. Hawari has worked as an attorney and business consultant in private practice. From February 2002 until December 2006, Mr. Hawari was Executive Vice President – Corporate Development and General Counsel for Advanced Neuromodulation Systems, Inc., or “ANS,” a division of St. Jude Medical Inc. (now Abbott Laboratories). Prior to joining ANS, Mr. Hawari was an attorney at Hughes & Luce LLP (which subsequently became part of K&L Gates LLP) from 1984 until 2002. Mr. Hawari currently serves as a member of the board of managers of Taos Mountain Energy Foods, LLC, a privately-held limited liability company that formulates, produces, markets and sells food products. Mr. Hawari earned both a B.A. and a J.D. from the University of Texas at Austin. We believe that Mr. Hawari is well qualified to serve on Nuvectra’s Board of Directors due to his experience as a former corporate executive in the medical device industry and his understanding of the legal issues that impact the medical device industry generally given his experience as a general counsel and as an attorney in private practice.

Thomas E. Zelibor is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Since May 2017, Mr. Zelibor has served as the Chief Executive Officer of the United States Space Foundation, a 501(c)(3) focused on education, space awareness and service to the space community. Mr. Zelibor previously served as Chief Executive Officer of Lightwave Logic, Inc., or Lightwave Logic, from May 2012 until May 2017, and Mr. Zelibor continues to serve as its Chairman of the Board. Lightwave Logic is a publicly traded company focused on utilizing thin film polymers for electro-optic devices employed in the telecom and datacom markets. Prior to being appointed as Chief Executive Officer, he served as a director for Lightwave Logic from July 2008 to April 2012. From April 2011 to April 2012, Mr. Zelibor was a private management consultant and from July 2008 to April 2011 was President and Chief Executive Officer of Flatirons Solutions Corp., a professional services and system engineering company. Mr. Zelibor also held the position of Dean, College of Operational and Strategic Leadership, at the Naval War College in Newport, Rhode Island, where he was responsible for senior leadership development, character development, and ethics for Professional Military Education. Prior to joining the private sector, Mr. Zelibor achieved the rank of Rear Admiral in the U.S. Navy and served in numerous senior positions, including Commander, Carrier Group Three, Navy Chief Information Officer and Director of Global Operations, United States Strategic Command. Mr. Zelibor earned his bachelor’s degree from the United States Naval Academy and has been a participant in the Senior Leader in Residence Program and a visiting scholar for the Zell Center for Risk Research at the Kellogg School of Management, Northwestern University. We believe that Mr. Zelibor is well qualified to serve on Nuvectra’s Board of Directors due to his operational experience as the chief executive officer of a publicly-traded technology company and his senior leadership experience gained from running large, complex operations for the United States military.

Board Independence

Our Board of Directors has determined that each of Mr. Bihl, Mr. Chavez, Mr. Hawari, Mr. Johnson, Ms. Song, Mr. Tremmel, and Mr. Zelibor are independent under applicable NASDAQ Stock Market LLC, or NASDAQ rules. It is the Board’s policy that at least a majority of its directors must meet the applicable NASDAQ independence standards.

Board Leadership Structure

Our leadership is structured such that the chair of our Board of Directors and chief executive officer positions are separated. We separate the roles of chief executive officer and chair of the Board of Directors in recognition of the differences between the two roles.  The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chair of the Board of Directors sets the agenda for meetings of our Board of Directors and acts as an interface between our Board of Directors and senior leadership team. Mr. Bihl, the chair of our Board of Directors since March 21, 2019, has extensive executive experience in the medical device industry generally, as well as the specific business segment in which we operate, and brings substantial experience and leadership that enhances the effectiveness of our Board of Directors as a whole. Prior to Mr. Bihl’s appointment as chair, Dr. Joseph A. Miller served as the chair of the Board until his retirement on March 21, 2019.

Pursuant to the policies of our Board of Directors, the chair of the Board must be an independent Board member under the applicable NASDAQ independence standards as described above and the chair is designated as the lead director for the Board. In the event the chair resigns or is removed for any reason, and the Board is unable to appoint an independent chair, it will appoint an independent lead director who will serve as the principal liaison on board related issues between the independent members of the Board and management of the Company. The independent lead director presides at all meetings, including executive sessions of the Board and may call meetings of the independent Board members and approve meeting agendas for the Board and such other routine activities as normally conducted by the chair of the Board until a new, independent chair of the Board is elected by a majority of the independent Board members. We believe the current Board structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company.

The Board’s Role in Risk Oversight

Our Board of Directors is responsible for oversight of risks facing our Company, while our management is responsible for day-to-day management of risk. Our Board of Directors, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board of Directors regularly and involving the Board as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks, the Compensation and Organization Committee (the “Compensation Committee”) oversees risks related to our compensation programs and practices and our Governance and Nomination Committee (the “Nomination Committee”) oversees risks related to corporate governance and certain compliance matters. Our Board of Directors, as a whole, directly oversees our strategic and business risk, including financial risk, through regular interactions with our management and, from time to time, input from independent advisors. We believe our leadership structure of our Board of Directors supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our Company on a day-to-day basis and the chair of the Board and other independent members of our Board of Directors providing oversight of such risk management.

Board of Directors Meetings

Our Board of Directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to prepare for and attend all regularly scheduled and special meetings of the Board and all committees on which the director sits (including separate meetings of independent directors), unless unusual circumstances make attendance impractical. The Board of Directors may also take action from time to time by written or electronic consent.  Our Board of Directors and committees meet regularly outside the presence of management and the independent directors also hold regular executive sessions without management or any non-independent directors present. The chair of the Board, Mr. Bihl, chairs executive sessions of the Board and our committee chairmen each chair the executive sessions of their respective committees.

For fiscal year 2018, our Board of Directors held six meetings; the Audit Committee held eight meetings; the Compensation Committee held five meetings; and the Nomination Committee held seven meetings. Each of the directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and meetings of committees on which they served. Each Board member attended our 2018 annual meeting of stockholders, which was held virtually.

Standing Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation Committee and the Nomination Committee. Each of these committees has a written charter approved by our Board of Directors. A copy of each charter can be found under the “Investor Relations” section of our website at www.nuvectramed.com in the subsection titled “Corporate Governance.” The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Governance and Nomination Committee
Anthony P. Bihl III	X	—	—
Christopher G. Chavez	—	X	—
Kenneth G. Hawari	X	—	X*
David D. Johnson	X*	—	—
Dr. Fred B. Parks, PhD	—	—	—
Jane J. Song	—	—	X
Jon T. Tremmel	—	X	—
Thomas E. Zelibor	—	X*	X

*	Indicates chair of the committee.

Audit Committee

The Audit Committee of our Board of Directors currently consists of Mr. Johnson, Mr. Hawari and Mr. Bihl.  Mr. Johnson serves as chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under applicable SEC and NASDAQ rules. Our Board of Directors has determined that each of Mr. Johnson and Mr. Bihl qualifies as an “audit committee financial expert” under applicable SEC rules and has the financial sophistication required under applicable NASDAQ rules. Our Board of Directors also determined that all members of the Audit Committee are independent directors under applicable SEC and NASDAQ rules, including Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

●	appointing our independent registered public accounting firm;

●	reviewing the qualifications, independence and quality control procedures of our independent auditor and the experience and qualifications of the independent auditor’s senior personnel;

●	evaluating the performance of our independent registered public accounting firm;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters;

●	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

●

determining, based upon review of the annual audit and review of our annual financial statements, whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit;

●	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●

discussing with our internal counsel or outside counsel any legal matters brought to the attention of the Audit Committee that could reasonably be expected to have a material impact on our financial statements;

●	preparing the report with respect to our audited financial statements that the SEC requires for inclusion in each of our annual proxy statements;

●	reviewing and approving any related party transactions on an ongoing basis;

●	reviewing and reassessing, at least annually, our Audit Committee charter and submitting any recommended changes to the Board of Directors for its consideration; and

●	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members including compliance of the audit committee with its charter.

Report of the Audit Committee of the Board of Directors

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements; for the appropriateness of the accounting principles and reporting policies that we use; and for establishing and maintaining adequate internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm for 2018, was responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, that was filed with the SEC on March 4, 2019 (“the Form 10-K”). The Audit Committee also reviewed and discussed the audited financial statements in the Form 10-K with Deloitte & Touche LLP. In addition, the Audit Committee discussed with Deloitte & Touche LLP those matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. Additionally, Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Deloitte & Touche LLP its independence from the Company.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Form 10-K and filed with the SEC. The Audit Committee and the Company’s Board of Directors have also recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

The foregoing report has been furnished by the Audit Committee of our Board of Directors.

Respectfully submitted,

David D. Johnson, Chair

Kenneth G. Hawari

Anthony P. Bihl

Compensation Committee

The Compensation Committee of our Board of Directors currently consists of Mr. Zelibor, Mr. Chavez and Mr. Tremmel. Mr. Zelibor serves as chair of the committee, a position he has held since March 21, 2019. Our Board of Directors has determined that all members of the Compensation Committee are independent directors under applicable NASDAQ rules. The purpose of the Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executives. Pursuant to the Compensation Committee’s charter, it may delegate any of its responsibilities, along with the authority to take action related to the delegated responsibilities, to a subcommittee consisting of at least one member of the Compensation Committee. However, any delegation by the Compensation Committee may only be to the extent that it is consistent with Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and with applicable laws, regulations and NASDAQ listing rules. The committee’s responsibilities include, among other things:

●	reviewing, at least annually, the overall compensation strategy, philosophy and practices of the Company;

●

reviewing and approving the corporate goals and objectives relating to the compensation of our chief executive officer, evaluating the performance of the chief executive officer in light of these goals, and determining and approving the compensation of the chief executive officer based on such evaluation;

●	reviewing and approving, at least annually, all elements of compensation of all other officers and directors, and certain other employees;

●	managing, reviewing and approving all annual bonus, long-term incentive compensation, stock option, employee pension, health and welfare benefit plans;

●	determining our policy with respect to change of control and “parachute” payments;

●	reviewing and approving, at least annually, the risk assessment of our compensation policies and practices;

●	reviewing and reassessing, at least annually, our Compensation Committee charter and submitting any recommended changes to the Board of Directors for its consideration; and

●	evaluating the performance of the Compensation Committee and its members, including the compliance with its charter.

Governance and Nomination Committee

The Nomination Committee of our Board of Directors currently consists of Mr. Hawari, Ms. Song and Mr. Zelibor. Mr. Hawari serves as chair of the committee. Our Board of Directors has determined that all members of the Nomination Committee are independent directors under applicable NASDAQ rules. The purpose of the Nomination Committee is to assist our Board of Directors in discharging its responsibilities regarding the identification of qualified candidates to become directors, the selection and recommendation to the Board of Directors of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), the selection and recommendation to the Board of Directors of candidates to fill any vacancies on our Board of Directors and any committees thereof, the development and recommendation to our Board of Directors of a set of corporate governance guidelines, oversight of evaluation of our Board of Directors and its committees and taking a leadership role in shaping our corporate governance polices. The committee’s responsibilities include, among other things:

●	determining the qualifications, qualities, skills and other expertise necessary to be a director of the Company;

●	reporting and making recommendations to our board of directors concerning governance matters;

●	recommending the creation of additional committees of the Board of Directors or the elimination of certain committees;

●	evaluating the performance of the Nomination Committee and its members, including the compliance with its charter;

●	reviewing and reassessing, at least annually, our Nomination Committee charter and submitting any recommended changes to the Board of Directors for its consideration.

●

engaging in succession planning for the C-level executives of the Company and for members of the Board and its committees in the event of death, disability, resignation or removal of such individuals; and

●	interacting with and providing advice and counsel to the Company’s compliance officer regarding the Company’s sales and marketing related compliance program.

Director Nomination Process

Director Qualifications

Our goal is to assemble a group of directors that collectively provide an appropriate balance of experience, skills and characteristics that enable our Board of Directors to fulfill its responsibilities.  Without exception, the Nomination Committee requires that all directors possess the qualities of:

●	integrity;

●	sound judgment; and

●	commitment to representing all stockholders.

In addition, the Nomination Committee endeavors to find the right complement of abilities and experiences among the directors that best serves the Company. These abilities and experiences include:

●	background in the medical device, healthcare, technology and/or manufacturing industries;

●	familiarity with the Company and its business;

●	financial accounting, audit, and/or risk assessment expertise;

●	legal or regulatory compliance knowledge;

●	domestic and international connections; and

●	service as an executive officer or director of a public company.

The Nomination Committee also considers previous Board and Committee reviews and director self-evaluations as indicators of skills, experiences and other traits that may be desired on the Board. The Nomination Committee continually evaluates the composition of the Board to ensure that its combination of attributes fits the Company’s then-current strategy and direction. As part of the process of forming the right mix of directors, the Nomination Committee must also consider applicable regulatory requirements. For example, the Nomination Committee nominates to the Board and the Audit Committee at least one qualified “financial expert,” as such term is defined by the Securities and Exchange Commission, or the “SEC.” All members of the Audit Committee shall be “financially literate,” as defined by NASDAQ rules. In addition, the Board shall always consist of a majority of “independent directors,” as independence is defined by the applicable NASDAQ rules. Under these rules, the Nomination Committee must make an affirmative determination that each director designated as “independent” has no material relationship with the Company that would impair his or her independence. Such disqualifying relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. (However, ownership of Company stock, should not, in and of itself, preclude the Nomination Committee or Board from determining that an individual is independent.)

While the Nomination Committee will always carefully consider the qualifications and attributes it seeks in a candidate, the Nomination Committee will also maintain the flexibility to adjust to the Company’s changing circumstances by avoiding rigid qualification requirements. This will enable the Nomination Committee to nominate the candidate it feels will best serve the Company, even if the candidate does not fit neatly into a previously identified category. Our directors’ performance and qualification criteria are reviewed annually by the Nomination Committee.

Board Diversity Policy

The Board also adopted a policy in December 2018 related to the diversity of its members. The Board believes that a board made up of highly qualified directors from diverse backgrounds will contribute a variety of perspectives, opinions and experiences to board discussions and decisions and will result in creating balanced and thoughtful corporate strategies that best serve the interests of the Company’s stockholders. For purposes of the Board’s diversity policy, “diversity” refers to a broad spectrum of individual characteristics, including but not limited to, professional qualifications, business experience, race, gender, sexual orientation, disability and ethnic background. In addition to the qualifications applicable to all directors, as described above, the Nomination Committee will also take into account the Company’s diversity objectives and will seek to identify diverse candidates who can bring different perspectives and experiences to Board discussions and decisions, thereby promoting better corporate governance. Any search firm engaged to assist the Nomination Committee in identifying board candidates will be specifically instructed to include diversity candidates when making such identifications.

The Board’s determination to appoint Mr. Chavez and Ms. Song to the Board in February 2019 and March 2019, respectively, took into account the Board’s diversity objectives. The Board believes Mr. Chavez and Ms. Song not only meet the qualifications applicable to all Board members, but also bring new perspectives, opinions and experiences to the Board that promote balanced and thoughtful Board deliberations, resulting in improved corporate governance.

Identification and Evaluation of Nominees for Directors

The Nomination Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members who possess qualifications and skills that are consistent with the Nomination Committee’s criteria for service on the Board and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective or expertise. Before nominating a sitting director for reelection, the Nomination Committee will also consider the director’s performance on, participation in and contributions to the activities of our Board of Directors and the director’s past attendance at meeting.

If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nomination Committee may identify the desired skills and experience of a new nominee in light of the criteria above. The Nomination Committee will take into account the advice and recommendations of other members of the Board, the chief executive officer and other members of the Company’s senior leadership team, and, in its discretion, may seek third-party resources to assist in the selection and/or evaluation process. The Nomination Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Nomination Committee reviews the qualifications, experience and background of the candidates. In making its determinations, the Nomination Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best position our Company for success and represent stockholder interests through the exercise of sound business judgment. The Board also has a formal diversity policy, as described above, and diversity is an important factor in the Nomination Committee’s consideration and assessment of a candidate for director, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences, backgrounds, training, education and skills, as well as other differentiating characteristics. After review and deliberation of all feedback and data, the Nomination Committee makes its recommendation to our Board of Directors.

The Nomination Committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. To date, we have not received director candidate recommendations from our stockholders. In the event that we do receive a director candidate recommendation from a stockholder, the Nomination Committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate and that a new director position is warranted or a vacancy needs to be filled, it will, along with one or more members of the Company’s management team, interview the proposed nominee to determine whether he or she might be suitable to serve as a director. If, based on the criteria set forth above and the Board’s specific needs at such time, the Nomination Committee determines the proposed nominee would be a valuable addition to our Board of Directors, it will recommend to our Board of Directors such proposed nominee’s nomination. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our corporate governance guidelines and amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the Nomination Committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the next year’s annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

The compensation program for our non-employee directors consists of a combination of annual retainers and long-term equity-based compensation.

Cash Compensation

Under the program, each non-employee director is entitled to receive annual retainers in the following amounts for fiscal year 2018, pro-rated for any partial year of service:

Board Chair Annual Retainer	$90,000
Non-Chair Director Annual Retainer	$40,000
Chair of Audit Committee Additional Annual Retainer	$20,000
Chair of Compensation Committee Additional Annual Retainer	$15,000
Chair of Governance & Nomination Committee Additional Annual Retainer	$10,000
Audit Committee Member Additional Annual Retainer	$10,000
Compensation Committee Member Additional Annual Retainer	$7,500
Governance & Nomination Committee Member Additional Annual Retainer	$5,000

Annual retainers generally are paid in cash quarterly promptly following the beginning of the applicable fiscal quarter, but in no event more than thirty (30) days after the beginning of such quarter.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with service on the Board and, if applicable, any committee of the Board. Dr. Parks received Board compensation during 2018, but following his appointment as Chief Executive Officer on February 1, 2019, Dr. Parks no longer receives compensation for his service on the Board.

Equity Compensation

Under the Director compensation program, each non-employee director who is initially elected or appointed to our Board will receive an option or restricted stock grant upon the director’s initial appointment or election to our Board. In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will receive an annual option or restricted stock grant.

For fiscal year 2018, we granted each non-employee director, which included Dr. Parks during such time, an annual equity grant in the form of options to purchase 3,350 shares of common stock, with a value of $25,929 at the time of grant, and 3,350 restricted stock units, or “RSUs,” with a value of $45,125 at the time of grant. These stock options and restricted stock units will vest in equal quarterly installments over a one-year vesting period.

The following table sets forth a summary of the compensation paid to our non-employee directors for the fiscal year ended December 31, 2018.

	Fees Earned	Stock	Option	Other
	or Paid in	Awards(2)	Awards(3)	Compensation
Name(1)	Cash ($)	($)	($)	($)	Total ($)
Dr. Joseph A. Miller, Jr. (4)	90,000	45,125	25,929	-	161,054
Anthony P. Bihl	65,000	45,125	25,929	-	136,054
Christopher G. Chavez(5)	-	-	-	-	-
Kenneth G. Hawari	60,000	45,125	25,929	-	131,054
David D. Johnson	60,000	45,125	25,929	-	131,054
Dr. Fred B. Parks, PhD(6)	47,500	45,125	25,929	-	118,554
Jane J. Song(7)	-	-	-	-	-
Jon T. Tremmel	45,000	45,125	25,929	-	116,054
Thomas E. Zelibor	52,500	45,125	25,929	-	123,554

(1)

Scott F. Drees, our former chief executive officer, is not included in this table because he was an employee and thus received no compensation for his service as a director in 2018. The compensation received by Mr. Drees, as our former chief executive officer, is shown in the Summary Compensation Table below.

(2)

Represents the grant date fair value of 3,350 RSUs granted to our non-employee directors during 2018 determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. As of December 31, 2018, our non-employee directors, which included Dr. Parks as of such date, held the following RSU awards:  Dr. Miller, 1,674 RSUs; Mr. Bihl, 1,674 RSUs; Mr. Hawari, 1,674 RSUs; Mr. Johnson, 1,674 RSUs; Dr. Parks, 1,674 RSUs; Mr. Tremmel, 1,674 RSUs; and Mr. Zelibor, 1,674 RSUs.

(3)

Represents the grant date fair value of 3,350 option awards granted to our non-employee directors during 2018 determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, for details as to the assumptions used to determine the fair value of the option awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. As of December 31, 2018, our non-employee directors, which included Dr. Parks as of such date, held the following stock options:  Dr. Miller, 32,928 options (which number includes 11,076 Nuvectra options which were originally granted to Dr. Miller by Integer and converted to Nuvectra options in connection with the Spin-Off); Mr. Bihl, 32,870 options (which number includes 11,018 Nuvectra options which were originally granted to Mr. Bihl by Integer and converted to Nuvectra options in connection with the Spin-Off); Mr. Hawari, 21,852 options; Mr. Johnson, 21,852 options; Dr. Parks, 21,852 options; Mr. Tremmel, 10,634 options; and Mr. Zelibor, 21,852 options. For more information about the treatment of Integer equity awards in the Spin-Off, see “Treatment of Integer Equity Awards in the Spin-Off” below.

(4)	Dr. Miller retired from the Board on March 21, 2019.

(5)	Mr. Chavez was appointed to the Board on February 1, 2019 and therefore did not receive compensation as a director during fiscal year 2018.

(6)	Dr. Parks was appointed as the Company’s chief executive officer on February 1, 2019. As of February 1, 2019, he no longer receives any compensation for his service as a director because he is now an employee of the Company. Our former chief executive officer and non-employee director, Mr. Scott F. Drees resigned from the Company on January 31, 2019. Mr. Drees is not included in this table because he was an employee and thus received no compensation for his service as a director. The compensation received by Mr. Drees as an employee is shown in the Summary Compensation Table below.

(7)	Ms. Song was appointed to the Board on March 21, 2019 and therefore did not receive compensation as a director during fiscal year 2018.

Non-Employee Director Stock Ownership Guidelines

In 2017, our Board adopted a policy requiring each non-employee director of the Board to hold an investment position in the common stock of the Company with a market value equal to two (2) times the director’s annual cash retainer paid, including any additional annual fees received for being a member of any standing committee of the Board, acting as chair of the Board or acting as chair of any standing committee of the Board. Compliance with these guidelines will be measured on the first trading day of each calendar year, commencing in 2023, using the amount of fees paid to the Director for the immediately preceding year and the closing price of the common stock of the Company on that first trading day. Until a non-employee director has achieved the required investment position, he will be required to retain all shares of common stock of the Company received upon the exercise of stock options to purchase shares, the vesting of restricted stock units, or the vesting of performance stock units, net of any shares sold to fund applicable exercise price in the case of options or any taxes due as a result of such exercise or stock vesting. The Company will consider various share holdings for determining whether the ownership requirements have been met, but will not consider unvested stock options, restricted stock, restricted stock units or performance stock units. Directors who are executive officers are subject to separate ownership guidelines, discussed below under “Executive Officer Stock Ownership Guidelines.”

Prohibition of Hedging or Pledging of Company Stock by Non-Employee Directors and Executive Officers

The Board also adopted a policy in 2017 prohibiting hedges and pledges of the Company’s common stock by an executive officer or non-employee director. A “hedge” would include any instrument or transaction through which an executive officer or non-employee director offsets decreases of his exposure to risk of price fluctuation in the Company’s common stock. The policy also prohibits pledges of the Company’s common stock by an executive officer or non-employee director, such as using Company common stock as collateral for a loan or by holding Company common stock in a margin account. The Board believes this policy better aligns the interests of the members of the Board and its executives with the interests of the Company’s stockholders.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting, we encourage all of our directors to attend the Annual Meeting. Each Board member attended our 2018 annual meeting of stockholders, which was held virtually.

Service on Other Boards

The Board also established a policy in 2017 regarding service on the boards of other companies, both public and private, by current Board members. In the event that a current Director wishes to serve as a board member of another company, he must advise the chair of the Nomination Committee of such intention. The Nomination Committee will review whether such additional board service is likely to materially and adversely affect such Director’s ability to fulfill his obligations to the Company and its Board and/or committees. The Nomination Committee will make a recommendation to the Board regarding such Director’s request, and the Board will affirm or deny the request. The policy also prohibits a current Board member from serving on the board of another company that is directly competitive with the Company or with any business that represents a significant or material conflict of interest with the Company.

Communications with our Board of Directors

Our stockholders wishing to address questions regarding the business affairs of the Company directly to our Board of Directors, or any individual director, should submit the inquiry in writing to:

Nuvectra Corporation

Attn: Chair of the Board

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Stockholders should indicate that they are a stockholder of the Company. Depending on the subject matter, investor relations will (alone or in concert with other personnel of the Company, as appropriate): (1) forward the inquiry to the chair of our Board of Directors or the lead independent director, as appropriate, who may forward the inquiry to a particular director if the inquiry is directed towards a particular director; (2) forward the inquiry to the appropriate personnel within the Company; for instance, if it is primarily commercial in nature; (3) attempt to handle the inquiry directly; for instance, if it is a request for information about the Company or a stock-related matter; or (4) not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.

Corporate Governance

Our code of conduct, code of ethics for our chief executive officer and senior financial officers, Board policies, Audit Committee charter, Compensation Committee charter and Nomination Committee charter are available under the Investor Relations section of our website at www.nuvectramed.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our Company’s other corporate governance documents, free of charge, to any stockholder upon written request to Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024.

Vote Required; Recommendation of the Board of Directors

If a quorum is present at the Annual Meeting, the two nominees receiving the highest number of votes will each be elected to our Board of Directors as Class III directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF CHRISTOPHER G. CHAVEZ AND JANE J. SONG. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited Nuvectra’s financial statements for the fiscal year ending December 31, 2018. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting via telephone, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s amended and restated certificate of incorporation or the Company’s amended and restated bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees and expenses billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for fiscal year 2018 and fiscal year 2017.

	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees(1)	$311,010	255,955
Audit Related Fees(2)	$44,817	98,438
Tax Fees(3)	$-	-
All Other Fees(4)	$-	-
	$355,827	354,393

(1)

For 2018 and 2017, Audit Fees consist of fees and expenses billed for professional services performed by Deloitte & Touche LLP for audit and the review of our quarterly and annual reports on Form 10-Q and Form 10-K and related services that are normally provided in connection with regulatory filings or engagements.

(2)

For 2017, Audit Related Fees consist of fees and expenses billed for professional services performed by Deloitte & Touche LLP regarding our Form S-8 filing, our Form S-3 filing, and our equity offering that was completed in February 2018.  For 2018, Audit Related Fees consist of fees and expenses billed for professional services performed by Deloitte & Touche LLP regarding our Form S-8 filing and our equity offering that was completed in September 2018.

(3)	We did not engage Deloitte & Touche LLP to perform tax services in 2018 or 2017.

(4)	We did not engage Deloitte & Touche LLP to perform any other services in 2018 or 2017.

Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Under the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Our management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Company’s independent registered public accounting firm.

The Audit Committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche LLP in fiscal year 2018.  The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. This proposal is a routine proposal on which a broker or other nominee that has not received instructions from the beneficial owner regarding how to vote has discretionary authority to vote such shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 29, 2019, for:

●	each person or group of affiliated persons who, to our knowledge, owns more than 5% of our common stock;

●	each of our named executive officers (as defined below);

●	each of our directors; and

●	all of our named executive officers and directors as a group.

We have determined beneficial ownership in accordance with applicable rules of the SEC, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after March 29, 2019, through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us, that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 17,792,244 shares of our common stock issued and outstanding on March 29, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable or convertible within 60 days after March 29, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Beneficial Owners:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055 (1)	1,223,250	6.9%
First Light Asset Management, LLC Mathew P. Arens 3300 Edinborough Way, Suite 201 Edina, MN 55435 (2)	1,162,451	6.5%
Gilder, Gagnon, Howe & Co. LLC 475 10th Avenue New York, NY 10018 (3)	1,043,349	5.9%

Directors and Named Executive Officers:
Scott F. Drees (4)	310,160	1.7%
Walter Z. Berger (5)	161,092	*
J. Paul Hanchin (6)	117,315	*
David D. Johnson (7)	61,902	*
Kenneth G. Hawari (8)	48,902	*
Anthony P. Bihl (9)	35,341	*
Thomas E. Zelibor (10)	32,902	*
Dr. Fred B. Parks, PhD (11)	31,902	*
Jon T. Tremmel (12)	31,902	*
Christopher G. Chavez (13)	-	*
Jane J. Song (14)	-	*
All Current Directors and Executive Officers as a Group (10 persons excluding Mr. Drees) (15)	521,258	2.9%

*	Represents beneficial ownership of less than 1.0%.

(1)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Blackrock, Inc. with the SEC on February 8, 2019. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Nuvectra Corp. No one person's interest in the common stock of Nuvectra Corp is more than five percent of the total outstanding common shares. The securities were acquired by the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC. The principal business office address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by First Light Asset Management, LLC with the SEC on February 14, 2019. First Light is deemed to be the beneficial owner of the Issuer’s shares reflected by virtue of the fact that it acts as investment adviser to certain persons, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares. Mr. Arens is also deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light. The principal business office address for First Light Asset Management, LLC is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(3)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC with the SEC on February 15, 2019. The shares reported include 858,473 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, 34,734 shares held in the account of the profit sharing plan of the Reporting Person, and 150,142 shares held in accounts owned by the partners of the Reporting Person and their families. The principal business office address for Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.

(4)

Consists of 221,344 shares of common stock held by Mr. Drees, 18,914 shares of common stock that Mr. Drees has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 69,902 shares of common stock that Mr. Drees has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(5)

Consists of 95,420 shares of common stock held by Mr. Berger, 11,715 shares of common stock that Mr. Berger has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 53,957 shares of common stock that Mr. Berger has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(6)

Consists of  48,208 shares of common stock held by Mr. Hanchin, 5,069 shares of common stock that Mr. Hanchin has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 64,038 shares of common stock that Mr. Hanchin has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(7)

Consists of 39,213 shares of common stock held by Mr. Johnson, 837 shares of common stock that Mr. Johnson has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 21,852 shares of common stock that Mr. Johnson has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(8)

Consists of 26,213 shares of common stock held by Mr. Hawari, 837 shares of common stock that Mr. Hawari has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 21,852 shares of common stock that Mr. Hawari has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(9)

Consists of 12,652 shares of common stock held by Mr. Bihl, 837 shares of common stock that Mr. Bihl has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 21,852 shares of common stock that Mr. Bihl has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(10)

Consists of 10,213 shares of common stock held by Mr. Zelibor, 837 shares of common stock that Mr. Zelibor has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 21,852 shares of common stock that Mr. Zelibor has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(11)

Consists of 9,213 shares of common stock held by Dr. Parks, 837 shares of common stock that Dr. Parks has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 21,852 shares of common stock that Dr. Parks has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(12)

Consists of 20,431 shares of common stock held by Mr. Tremmel, 837 shares of common stock that Mr. Tremmel has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 29, 2019, and 10,634 shares of common stock that Mr. Tremmel has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019.

(13)

Mr. Chavez was appointed to the Board on February 1, 2019. Mr. Chavez does not currently hold any shares of common stock or any stock options or restricted stock units that will vest within 60 days of March 29, 2019.

(14)

Ms. Song was appointed to the Board on March 21, 2019. Ms. Song does not currently hold any shares of common stock or any stock options or restricted stock units that will vest within 60 days of March 29, 2019.

(15)

Consists of  261,563 shares of common stock held by the group, 21,806 shares of common stock that the group has the right to acquire pursuant to the conversion of outstanding restricted stock units which are scheduled to vest within 60 days of March 29, 2019, and 237,889 shares of common stock that the group has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 29, 2019. Although Mr. Drees is a named executive officer in this proxy statement, he resigned as an executive officer and director on January 31, 2019. Accordingly, Mr. Drees is not included in the group of current directors and executive officers in the table above.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Named Executive Officers

The table below sets forth the name, age (as of March 29, 2019) and position of each of our executive officers who are named in the Summary Compensation Table below (our “named executive officers”).

Name	Age	Position
Named Executive Officers:
Dr. Fred B. Parks, PhD	71	Chief Executive Officer and Director
Walter Z. Berger	63	Chief Operating Officer & Chief Financial Officer
J. Paul Hanchin	57	President
Scott F. Drees	61	Former Chief Executive Officer and Director

Business Experience

The following is a brief account of the education and business experience of our named executive officers:

Fred B. Parks was appointed as the Company’s Chief Executive Officer on February 1, 2019, and his biographical information can be found above under “Proposal No. 1 – Election of Directors.”

Walter Z. Berger currently serves as our Chief Operating Officer and Chief Financial Officer. Mr. Berger, age 63, was appointed to serve as our Executive Vice President and Chief Financial Officer in June 2015, serving in such capacity at Nuvectra following the Spin-Off, and serving in such capacity at our predecessor company, QIG Group, LLC, from June 2015 until the Spin-Off. Mr. Berger was also appointed as our Chief Operating Officer in January 2017. Prior to joining Nuvectra, Mr. Berger served as Chief Financial Officer of AppDynamics Inc., a venture-backed next generation application intelligence company from October 2013 until March 2015. Prior to that, from 2012 until 2013, Mr. Berger was the Chief Financial Officer of private equity-owned SoftLayer, a cloud computing company that was acquired by IBM. From 2008 until 2012, he served as Chief Financial Officer at Leap Wireless International, Inc. (NASDAQ). Mr. Berger has also served as Executive Vice President and Chief Financial Officer for each of CBS Radio, Inc. and Emmis Communications Corporation (NASDAQ). From 1985 to 1999, Mr. Berger held a number of financial and operating management roles in the manufacturing, services and energy fields. Mr. Berger began his career at Arthur Andersen in 1977. Mr. Berger previously served on the Board of Sirius Computer Solutions, a national integrator of technology based business solutions until late 2017. Mr. Berger holds a B.A. in business administration from the University of Massachusetts, Amherst.

J. Paul Hanchin currently serves as our President. Mr. Hanchin, age 57, joined Nuvectra effective as of April 5, 2016 as President. Prior to joining Nuvectra, Mr. Hanchin was the Executive Vice President at Flowonix Medical, Inc. from January 2015 until March 2016. Mr. Hanchin also served in sales leadership positions at Boston Scientific, Inc. and Cyberonics Inc. and served as the Vice President of Sales at Advanced Neuromodulation Systems, Inc., which was later acquired by St. Jude Medical, Inc. (now Abbott Laboratories). Mr. Hanchin has more than 30 years of medical device experience and has held various executive leadership positions with an emphasis on global sales and marketing functions. Mr. Hanchin has a BBA from Baldwin Wallace University.

Scott F. Drees previously served as the Company’s Chief Executive Officer and as a director from March 2016 until his resignation from both positions on January 31, 2019. Prior to joining Nuvectra, Mr. Drees, age 61, served as a consultant to Nuvectra and our subsidiaries Algostim and PelviStim since August 2009. In addition, from January 2008 to July 2015, Mr. Drees also served as President and Chief Executive Officer of Neuromodulation Ventures, LLC, which focused on incubating new neuromodulation companies. Previously in his thirty-four year career in the medical device industry, Mr. Drees served in various executive positions, including, founding division President and, later, Executive Vice President, Worldwide Sales and Marketing, at Advanced Neuromodulation Systems, Inc., or ANS, a neuromodulation company that was acquired by St. Jude Medical, Inc. (now Abbott Laboratories) in 2005, and also various other positions at St. Jude Medical, Boston Scientific Corporation and Johnson & Johnson’s Codman Neuro division. Mr. Drees previously served as a director of Neuros Medical, Inc., a privately-held neuromodulation company until August 2017. Mr. Drees earned a B.S. from St. Joseph’s University in Philadelphia.

Summary of Executive Compensation

Introduction

Prior to the Spin-Off, we were not an independent company and Mr. Drees and Mr. Berger were employed by our predecessor company, QIG Group, LLC, Integer or one of its subsidiaries. Accordingly, any pre-Spin-Off payments and benefits described below were provided by Integer and not by Nuvectra. Decisions as to the compensation of the named executive officers prior to the Spin-Off were made by Integer. Following the Spin-Off and in fiscal years 2018 and 2017, our Compensation Committee determined the compensation for our named executive officers. This section describes the material components of the executive compensation programs established by Integer prior to the Spin-Off, to the extent relevant to an understanding of the compensation paid to our named executive officers by Integer prior to the Spin-Off, but will primarily focus on the executive compensation programs approved by our Compensation Committee for the post-Spin-Off portion of 2016 and fiscal years 2017 and 2018.

This section discusses the material components of the executive compensation program for our named executive officers. These individuals, as well as their positions with us during fiscal year 2018, are listed below.

●	Dr. Fred B. Parks, PhD, Chief Executive Officer;

●	Walter Z. Berger, Chief Operating Officer and Chief Financial Officer;

●	J. Paul Hanchin, President;

●	Scott F. Drees, Former Chief Executive Officer

Dr. Parks was hired as the Company’s Chief Executive Officer on February 1, 2019. Prior to that, Dr. Parks served as an independent, non-employee member of our Board from March 2016 until February 1, 2019. Mr. Drees, our former Chief Executive Officer, was hired as QIG Group LLC’s Chief Executive Officer in July 2015 and became the Chief Executive Officer of Nuvectra following the Spin-Off. Mr. Drees resigned as Chief Executive Officer and as a director from the Company on January 31, 2019. Mr. Berger was hired as QIG Group LLC’s Executive Vice President and Chief Financial Officer in June 2015. Following the Spin-Off, Mr. Berger was appointed as the Chief Financial Officer of the Company and Mr. Berger’s title was changed to include Chief Operating Officer in January 2017. Mr. Hanchin was hired as Nuvectra’s President in April 2016.

Role of the Compensation Committee Following the Spin-Off

The Compensation Committee establishes our executive compensation philosophy and reviews and approves the compensation of our executive officers, as well as the Company’s executive compensation policies and plans. The Compensation Committee considers a broad range of factors in making compensation decisions, including the officer’s responsibilities, tenure and performance, the effectiveness of our programs in supporting the Company’s annual and long-term initiatives and our overall financial performance.

The Compensation Committee engaged an independent compensation consultant, Compensia, LLC (the “Compensation Consultant”) in mid-2016 and consulted with them again during fiscal years 2017 and 2018 regarding compensation trends, program designs, peer group data and broader market survey data. The Compensation Consultant was also directed by the Compensation Committee as part of its duties to provide information on executive compensation trends and implications for the Company, a review of Company compensation levels, performance and incentive program design and information on competitive market data and advice on outside Director compensation. The Compensation Consultant provides an objective perspective to the process of evaluating and developing our executive compensation program and pay practices. During fiscal year 2016, the Compensation Consultant attended two meetings of the Compensation Committee, had numerous discussions with the chair of the Compensation Committee and recommended peer group and market survey data and advice. The Compensation Consultant also provided updated market data and advice to the Compensation Committee regarding executive compensation during fiscal years 2017 and 2018 and completed a review and update of the Company’s peer group information during 2018. The Compensation Consultant did not provide any other services to the Company or the executive officers during fiscal years 2017 or 2018.

The Compensation Committee evaluated the independence of the Compensation Consultant by considering each of the independence factors adopted by NASDAQ and the SEC. Based on this evaluation, the Compensation Committee determined that no conflict of interest exists that would prevent the Compensation Consultant from providing compensation advice to the Compensation Committee.

The Compensation Committee will continue to seek input from the Company’s stockholders and its advisors and review the objectives and elements of our executive compensation program, as well as the methods that the Compensation Committee uses to determine both the form and amounts of compensation to award to our named executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2018, 2017 and 2016, and our current Chief Executive Officer, Dr. Parks, who was appointed to that position on February 1, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Fred B. Parks	2018	-	-	-		-		-	-	118,554
Chief Executive Officer(5)	2017	-	-	-		-		-	-	80,699
	2016	-	-	-		-		-	-	126,067
Scott F. Drees	2018	436,769	-	116,744	(6)	141,800	(6)	359,548	6,064	1,060,925
Former Chief Executive Officer	2017	425,000	-	-		-		292,400	7,179	724,579
	2016	419,712	-	1,321,568	(7)	285,347	(7)	70,646	969	2,098,242
Walter Z. Berger	2018	402,000	-	107,773	(8)	130,896	(8)	248,195	3,276	892,140
Chief Operating Officer &	2017	386,538	-	80,482	(9)	85,205	(9)	198,859	2,989	754,073
Chief Financial Officer	2016	369,712	-	660,784	(10)	142,671	(10)	46,672	848	1,220,687
J. Paul Hanchin	2018	344,138	-	-		-		211,180	4,612	559,930
President	2017	333,750	-	61,910	(11)	65,540	(11)	171,764	2,823	635,787
	2016	235,000	-	352,417	(12)	228,276	(12)	29,666	1,406	846,765

(1)

See the discussion on base salaries in the “Narrative to Summary Compensation Table” section below. Dr. Parks received cash compensation for his service as a non-employee director during fiscal years 2016, 2017 and 2018, which is further described in the “Director Compensation” section, but Dr. Parks did not receive a base salary as an employee during these periods.

(2)

Represents the grant date fair value of stock and option awards granted to the named executive officers during the applicable year determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the stock and option awards granted by us. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements.

(3)

Represents cash bonus payments paid under our annual incentive program to our named executive officers, with such payments determined by our Compensation Committee based on certain financial performance metrics and our named executive officers’ individual performance, as further described below.

(4)

“All Other Compensation” consists of (i) matching contributions made by the Company pursuant to its 401(k) plan and (ii) the cost of an executive wellness exam for each of Mr. Drees and Mr. Berger. The Summary Compensation Table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance, which are also generally available or provided to all other salaried employees of the Company.

(5)

Dr. Parks was appointed as the Company’s Chief Executive Officer on February 1, 2019 and therefore did not receive any compensation as an executive officer prior to that date. Prior to February 1, 2019, Dr. Parks served as an independent member of our Board and received compensation as such, which is further described in the “Director Compensation” section.

(6)

In April 2018, Mr. Drees received an award of 8,667 RSUs with a grant date fair value of $13.47 per share, or $116,744. 50%, or 4,332, of the underlying shares forfeited January 31, 2019. Approximately 33.34%, or 2,890, of the underlying shares vest after approximately one year in May 2019, and the remaining 16.66% will vest in two substantially equal quarterly installments thereafter. Also in April 2018, Mr. Drees received stock options to purchase 17,335 shares of common stock with an exercise price of $13.47 and grant date fair value of $8.18 per share, or $141,800. 50%, or 8,666, of the stock options forfeited January 31, 2019. Approximately 33.34%, or 5,779, of the stock options vest after approximately one year in May 2019, and the remaining 16.66% will vest in two substantially equal quarterly installments thereafter. Under Mr. Drees’ Separation Agreement and Release, all of Mr. Drees’ outstanding stock options and RSUs will continue to vest in accordance with the existing vesting schedules up to March 7, 2020, at which time no further awards will vest. All of Mr. Drees’ vested but unexercised stock options will expire three months following such final vesting on June 7, 2020.

(7)

In April 2016, Mr. Drees received an award of 192,368 RSUs with a grant date fair value of $6.87 per share, or $1,321,568. Approximately 33.34%, or 64,136, of the underlying shares vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Drees received stock options to purchase 64,123 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $285,347. Approximately 33.34%, or 21,379, of the stock options vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter. Under Mr. Drees’ Separation Agreement and Release, all of Mr. Drees’ outstanding stock options and RSUs will continue to vest in accordance with the existing vesting schedules up to March 7, 2020, at which time no further awards will vest. All of Mr. Drees’ vested but unexercised stock options will expire three months following such final vesting on June 7, 2020.

(8)

In April 2018, Mr. Berger received an award of 8,001 RSUs with a grant date fair value of $13.47 per share, or $107,773. Approximately 33.34%, or 2,668, of the underlying shares vest after approximately one year in May 2019, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2018, Mr. Berger received stock options to purchase 16,002 shares of common stock with an exercise price of $13.47 and grant date fair value of $8.18 per share, or $130,896. Approximately 33.34%, or 5,335, of the stock options vest after approximately one year in May 2019, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(9)

In April 2017, Mr. Berger received an award of 12,420 RSUs with a grant date fair value of $6.48 per share, or $80,482. Approximately 33.34%, or 4,141, of the underlying shares vested after approximately one year in May 2018, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2017, Mr. Berger received stock options to purchase 24,841 shares of common stock with an exercise price of $6.48 and grant date fair value of $3.43 per share, or $85,205. Approximately 33.34%, or 8,281, of the stock options vested after approximately one year in May 2018, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(10)

In April 2016, Mr. Berger received an award of 96,184 RSUs with a grant date fair value of $6.87 per share, or $660,784. Approximately 33.34%, or 32,068, of the underlying shares vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Berger received stock options to purchase 32,061 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $142,671. Approximately 33.34%, or 10,689, of the stock options vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter.

(11)

In April 2017, Mr. Hanchin received an award of 9,554 RSUs with a grant date fair value of $6.48 per share, or $61,910. Approximately 33.34%, or 3,185, of the underlying shares vested after approximately one year in May 2018, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2017, Mr. Hanchin received stock options to purchase 19,108 shares of common stock with an exercise price of $6.48 and grant date fair value of $3.43 per share, or $65,540. Approximately 33.34%, or 6,370, of the stock options vested after approximately one year in May 2018, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(12)

In April 2016, Mr. Hanchin received an award of 51,298 RSUs with a grant date fair value of $6.87 per share, or $352,417. Approximately 33.34%, or 17,104, of the underlying shares vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Hanchin received stock options to purchase 51,298 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $228,276. Approximately 33.34%, or 17,104, of the stock options vested after one year in April 2017, and the remaining 66.66% vest in eight substantially equal quarterly installments thereafter.

Narrative to Summary Compensation Table

Base Salaries

Dr. Parks was appointed as the Company’s Chief Executive Officer on February 1, 2019. Prior to that time, Dr. Parks served as an independent member of our Board and did not receive any salary or payment as an employee of the Company. Dr. Parks’ base salary for 2019 was set at $550,000, which the Board believes is commensurate with his extensive prior experience as an executive officer of medical device companies.

Prior to the appointment of Dr. Parks, Mr. Scott Drees served as the Company’s Chief Executive Officer from March 2016 until January 31, 2019. Each of Messrs. Drees and Berger received base salaries from Integer prior to our Spin-Off, including from the date of their hire in 2015 until March 14, 2016, to compensate them for services rendered to Integer. Prior to the Spin-Off, for the first few months of 2016, the annual base salaries for each of Messrs. Drees and Berger were $400,000 and $350,000, respectively. Mr. Hanchin was hired in April 2016 following the Spin-Off. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Following the Spin-Off, our named executive officers’ base salaries have been set by our Compensation Committee to be commensurate with their positions as named executive officers of a public company and to reflect their skills, experience, responsibilities and expertise. At the request of the Compensation Committee, our Chief Executive Officer makes annual recommendations with respect to changes in base salary for our executive officers, other than himself. However, none of our officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officers. Following the Spin-Off, the 2016 annual base salaries for Messrs. Drees, Berger and Hanchin were set at $425,000, $375,000, and $325,000, respectively.

For fiscal years 2017 and 2018, the Compensation Committee reviewed the individual performances of each of Messrs. Drees, Berger and Hanchin as well as the updated data provided by the Compensation Consultant. The Compensation Committee determined that for fiscal year 2017, Mr. Berger was warranted a base salary increase to $390,000 to reflect his increased responsibilities as COO, to which he was appointed in January 2017, in addition to his role as Chief Financial Officer. The Compensation Committee also determined that Mr. Hanchin was warranted a salary increase to $336,375 during 2017 to reflect his experience with the Company and his increased management responsibilities as the Company added significant employee headcount to its sales and marketing team during 2016. Mr. Drees’ salary remained the same for fiscal year 2017. During 2018, each of Mr. Drees, Mr. Berger and Mr. Hanchin were awarded a merit increase to their base salaries from the prior year to reflect their meeting of certain performance goals, both financial and non-financial and increased experience as executive officers. Mr. Drees received an increase of 3.6% to $440,300, Mr. Berger received an increase of 4% to $405,600 and Mr. Hanchin received an increase of 3% to $346,466.

Our Compensation Committee will continue to annually review the salaries of our executive officers. Any future adjustments to the base salary of our named executive officers will be reflective of factors such as the scope of their responsibilities, background, track record, performance against financial and non-financial metrics, training and experience, as well as competitive external market positioning and the overall market demand for such executives at the time compensation decisions are made. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive's base salary will be evaluated together with components of the executive's other compensation to ensure that the executive's target and actual total compensation is consistent with our overall compensation philosophy.

Annual Cash Incentive Program

Annual Bonuses

Cash bonuses are periodically used to attract and retain key employees and officers, such as sign-on bonuses, as approved by our Board, which we believe furthers our interests and the interests of our stockholders. For 2018 and 2017, no such cash bonuses were paid to our named executive officers.

Annual Non-Equity Incentive Program

In January 2018, our Compensation Committee reviewed its annual incentive program, which was established in 2016 following the Spin-Off. For fiscal year 2018, the Compensation Committee adopted payout guidelines and performance metrics for the 2018 performance period, similar to those adopted for 2016 and 2017, except as further described below. The annual incentive program provides annual bonus opportunities for the named executive officers and other members of the Company’s senior leadership team designated as participants by our Compensation Committee. The methodology and objective for determining annual bonuses under the annual incentive program plan is designed to attract and retain key personnel and to motivate and reward participants for their contributions to the Company, based on corporate and/or individual performance.

Target bonuses under the annual incentive program for the named executive officers for 2018 were as follows: Mr. Drees, 80% of base salary; Mr. Berger 60% of base salary; and Mr. Hanchin, 60% of base salary. As Dr. Parks was not appointed to the position of Chief Executive Officer until February 1, 2019, he did not receive any bonus payment for 2018. Our Compensation Committee elected to base 90% of the annual cash incentive compensation for the Company’s named executive officers on the achievement of established financial goals, specifically the Company’s revenue performance and adjusted earnings before interest, tax, depreciation and amortization, or “EBITDA,” and to base 10% on each executive officer meeting certain non-financial performance goals, including achievement of certain quality and gross margin improvements and regulatory approvals. The Compensation Committee determined that payment of the annual cash bonuses would only occur when the thresholds for the financial and non-financial targets were met. The bonus payment for each of Messrs. Drees, Berger and Hanchin is based upon the Company achieving its revenue and adjusted EBITDA goals, as set by the Board. These financial performance goals are weighted with 80% of the bonus payment based on revenue performance and 20% based on adjusted EBITDA performance for 2018. The payout level for each executive’s annual bonus under the annual incentive program ranged between 0% and 150% of target, with the bonus payout increasing by 2.5% for each one (1) percentage point the Company exceeded its financial targets and decreasing by 3.33% for each one (1) percentage point the Company fell short of its financial targets. Further, the Compensation Committee determined that bonuses would only be paid to named executive officers and other key employees upon achievement of the revenue and adjusted EBITDA financial targets and to the extent that the aggregate payout of such bonuses does not result in the Company’s 2018 adjusted EBITDA falling below the 85% target threshold.

In accordance with the Mr. Drees’ Separation Agreement and Release, the Company paid Mr. Drees a severance payment that included, among other payments, $359,548 for his earned but unpaid 2018 bonus and $352,240 for his 2019 target bonus.

A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program to remain eligible to receive such bonus. The 2018 and 2017 non-equity incentive bonuses paid to our named executive officers are reflected in the Summary Compensation Table above.

Equity Incentive Plan, Compensation and Policies

2016 Equity Incentive Plan

We have one equity incentive plan, our 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan was approved by our stockholders and is administered by our Compensation Committee. As of the March 29, 2019, which is the record date for the Annual Meeting, 2,004,215 shares of Nuvectra common stock were the subject of outstanding equity awards under the 2016 Plan. The total number of shares available for issuance in connection with future awards is 259,313 (plus any shares that may in the future be returned or added to the 2016 Plan in accordance with its terms).

The 2016 Plan provides for the grant of stock options, including incentive stock options, restricted stock, RSUs, stock appreciation rights, or “SARs,” and stock bonuses. All incentive awards under the 2016 Plan are set forth in award agreements, which detail all terms and conditions of the incentive awards, including any applicable vesting and payment terms and post-termination exercise limitations. The 2016 Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. Options granted under the 2016 Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.  A brief description of each award type under the 2016 Plan is as follows:

(1) non-qualified and incentive stock option – the right to purchase a certain number of shares of stock, at a certain exercise price, in the future

(2) restricted stock – share award conditioned upon continued employment, the passage of time or the achievement of performance objectives

(3) RSU – a contractual right to receive a share of stock in the future

(4) SAR – the right to receive the net of the market price of a share of stock and the exercise price of the right, in stock, in the future

(5) stock bonus – a bonus payable in shares of stock

Section 162(m) of the Code generally restricts the ability of companies to take a federal income tax deduction for compensation paid to certain of their highly-paid executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, in the case of tax years commencing before 2018, the statute exempted “qualified performance-based compensation” from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation, other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017. While the 2016 Plan was structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption is no longer available for 2018 and later tax years (other than with respect to certain “grandfathered” arrangements as noted above). As a result, going forward, compensation paid to our covered executive officers in excess of $1.0 million generally will not be deductible.

Historically, for purposes of the 2016 Plan, one or more of the following performance criteria were used in setting performance goals applicable to performance-based compensation: (i) net earnings or net income (either before or after one or more of the following: interest, taxes, depreciation, amortization and/or non-cash equity-based compensation expenses), (ii) economic value-added (as determined by the Compensation Committee), (iii) sales or revenue, (iv) net earnings or net income (either before or after taxes), (v) operating earnings or income, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) gross profit or gross profit growth, (viii) cash flow return on capital, (ix) return on investment, (x) return on stockholders’ equity, (xi) return on assets or net assets, (xii) return on capital, (xiii) stockholder returns, (xiv) return on sales, (xv) gross or net profit margin, (xvi) productivity, (xvii) expenses or expense targets, (xviii) margins, (xix) improvement of capital structure, (xx) operating efficiency, (xxi) cost reduction or savings, (xxii) budget and expense management, (xxiii) customer satisfaction, (xxiv) working capital, (xxv) basic or diluted earnings or loss per share (before or after taxes), (xxvi) price per share of Nuvectra’s stock (including, but not limited to growth measures or total stockholder return), (xxvii) completion of acquisitions or business expansion, (xxviii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxix) implementation or completion of critical products, (xxx) enterprise value, (xxxi) attainment of objective employee metrics, and (xxxii) market share. Any of the foregoing criteria may be measured in absolute terms, as compared to any incremental increase, as compared to results of a market index or group of other companies or as a combination of the foregoing.

Award Terms

Options and SARs have terms no longer than ten years. All incentive awards made under the 2016 Plan may be subject to vesting and other contingencies as determined by the Compensation Committee and are evidenced by award agreements which set forth the terms and conditions of each award. The Compensation Committee, in its discretion, may accelerate or extend the period for the exercise or vesting of any awards.

If a change in control (as defined in the 2016 Plan) occurs, each outstanding incentive award held by a participant will become fully vested (and, as applicable, exercisable).

Vesting

Subject to certain exceptions set forth in the 2016 Plan, any restricted stock or RSU (other than any incentive awards originally granted under an Integer equity incentive award plan that were adjusted into incentive awards covering Nuvectra common stock, or the “Spin-Off Awards”) that vests solely on the basis of the passage of time will not fully vest more quickly than over the three-year period beginning on date of grant and any restricted stock or RSU that is a performance-based award (other than any Spin-Off Awards) will not vest prior to the first anniversary of the date of grant. Unless the applicable award agreement provides otherwise, no option or SAR (other than any Spin-Off Award) shall be exercisable prior to the first anniversary of grant.

Upon consummation of an event constituting a change of control (as defined in the 2016 Plan), all incentive awards granted under the 2016 Plan will become immediately vested.

Equity Compensation

Our Compensation Committee believes that the 2016 Plan is designed to align compensation with business results that increase the value of our common stock over time. Our equity incentive compensation is also designed to motivate our executive officers to take actions that lead to the Company’s growth, thereby aligning their interests with those of our stockholders.

In 2018, our Compensation Committee granted equity awards to certain of our key employees, including our named executive officers. As Dr. Parks was not hired as the Chief Executive Officer until February 1, 2019, he did not receive an employee equity grant for 2018. Prior to being the Chief Executive Officer, Dr. Parks served as an independent non-employee member of our Board and received compensation and equity grants in connection with his Board service, which is further described under the section “Director Compensation.” In connection with his hiring as the Company’s Chief Executive Officer, Dr. Parks did receive a grant on February 1, 2019, of 248,015 stock options and 148,810 RSUs, which will vest as to 33% of the underlying shares on March 12, 2020, with the remaining 67% vesting in equal quarterly installments thereafter. The stock options have a term of ten years from the date of grant and were granted with an exercise price equal to the closing price of the Company's common stock on the date of grant, as determined under the 2016 Plan. During 2018, each of Mr. Drees and Mr. Berger received non-qualified stock options and RSUs. Mr. Berger received an annual grant of 16,002 stock options and 8,001 RSUs, which will vest as to 33% of the underlying shares on May 12, 2019, with the remaining 67% vesting in equal quarterly installments thereafter. Mr. Drees received an annual grant of 17,335 stock options and 8,667 RSUs, which were granted with the same terms and conditions, including vesting schedule and requirements, as described above for Mr. Berger. The stock options have a term of ten years from the date of grant and were granted with an exercise price equal to the closing price of the Company's common stock on the date of grant, as determined under the 2016 Plan. Each of Mr. Berger and Mr. Drees was granted these options and RSU’s in recognition of their increased experience and performance during 2017. Mr. Hanchin did not receive an equity grant during 2018. The Compensation Committee annually reviews the appropriate amount of value of equity grants for its executive officers.

Prior to 2017, the Compensation Committee made initial equity grants to each of the Company’s named executive officers. In April 2016, coinciding generally with our formation as a new, independent company and to align our executives' interests with those of stockholders at the earliest practicable date, the Compensation Committee awarded Mr. Hanchin an equal amount of non-qualified stock options and RSUs. These initial stock options and RSUs vested as to 33% of the underlying shares on April 8, 2017, with the remaining 67% vesting in eight equal quarterly installments thereafter. In connection with the Spin-Off, Mr. Drees and Mr. Berger received an equity award from Nuvectra that related to a number of shares of Nuvectra common stock equal to at least two and one half percent and one percent, respectively, of the number of shares of Nuvectra common stock outstanding immediately following the Spin-Off Mr. Drees’s and Mr. Berger’s respective equity awards were allocated with 25% of the total equity award granted as non-qualified stock options and the remaining 75% as RSUs. These initial stock options and RSUs vested as to 33% of the underlying shares on April 7, 2017, and the remaining 67% vest in eight equal quarterly installments thereafter. The above-described awards are further described in the “Outstanding Equity Awards at Fiscal Year-End” table below.

In general, a named executive officer is required to be employed on a vesting date to be eligible to vest in these time-based awards, subject to acceleration under certain circumstances as described below under “Executive Compensation Arrangements.”

Under Mr. Drees’ Separation Agreement and Release, all of Mr. Drees’ outstanding stock options and RSUs will continue to vest in accordance with the existing vesting schedules up to March 7, 2020, at which time no further awards will vest. All of Mr. Drees’ vested but unexercised stock options will expire three months following such final vesting on June 7, 2020.

Treatment of Integer Equity Awards in the Spin-Off

Stock Options

Each Integer stock option award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was split into two option awards—an Integer stock option award and a Nuvectra stock option award. Following the Spin-Off, the combined intrinsic value of the resulting Integer and Nuvectra stock option awards was approximately equal to the intrinsic value of the original Integer stock option award immediately prior to the Spin-Off. None of our named executive officers held Integer stock option awards at the time of the Spin-Off.  Of our non-employee directors, only Mr. Bihl held Integer stock option awards at the time of the Spin-Off. All outstanding stock option awards resulting from the Spin-Off are reflected in the Outstanding Equity Awards at Fiscal Year-End table below.

Restricted Stock

Restricted stock refers to both restricted stock shares and RSUs as applicable. Each Integer restricted stock award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was split into two restricted stock awards—an Integer restricted stock award and a Nuvectra restricted stock award. Following the Spin-Off, the combined intrinsic value of the resulting Integer and Nuvectra restricted stock awards was approximately equal to the intrinsic value of the original Integer restricted stock award immediately prior to the Spin-Off.

Performance Stock

Each Integer performance stock award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was converted into a time-vesting Nuvectra equity award covering a number of Nuvectra shares such that the pre-Spin-Off value of the underlying Integer performance stock award was approximately preserved.

General Terms of Adjusted Awards

The Nuvectra equity awards granted as a result of the conversion are generally subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Integer awards immediately prior to the Spin-Off. However, Integer performance stock awards held by individuals who were employed or engaged by Nuvectra or its affiliates following the Spin-Off were converted into time-vesting Nuvectra equity awards. Following the Spin-Off, continued employment or service at Nuvectra will satisfy any continued employment or other continued service requirement for purposes of the newly granted Nuvectra equity awards.

Executive Officer Stock Ownership Guidelines

In 2017, our Board adopted a policy requiring certain C-level executives of the Company to meet certain thresholds for holdings an investment position in the common stock of the Company. Under the policy, the Company’s chief executive officer is expected to hold an investment position with a market value equal to or greater than three times his base salary. The chief financial officer, chief operating officer and president of the Company are each expected to hold an investment position with a market value equal to or greater than two times his base salary. All other executive officers who are designated as “Chief” or “C-Level” officers, such as the Company’s Chief Technology Officer, are expected to hold an investment with a market value equal to or greater than one times his or her base salary. Compliance with these guidelines will be measured on the first trading day of each calendar year, commencing in 2023, using the applicable executive officer’s base salary then in effect and the closing price of the common stock of the Company on that first trading day. Until an executive officer has achieved the required investment position, he will be required to retain all shares of common stock of the Company received upon the exercise of stock options to purchase shares, the vesting of restricted stock units, or the vesting of performance stock units, net of any shares sold to fund applicable exercise price in the case of options or any taxes due as a result of such exercise or stock vesting. The Company will consider various share holdings for determining whether the ownership requirements have been met, but will not consider unvested stock options, restricted stock, restricted stock units or performance stock units for such purposes. The Company believes this ownership requirement will better align the interests of executive management with those of the Company’s stockholders.

Prohibition of Hedging or Pledging of Company Stock by Executive Officers

The Board also adopted a policy in 2017 prohibiting hedges and pledges of the Company’s common stock by an executive officer. See “Prohibition of Hedging or Pledging of Company Stock by Non-Executive Directors and Executive Officers” above.

Clawback Policy

Amounts paid to our executive officers, including our named executive officers, under our annual cash incentive compensation and equity incentive compensation programs, are subject to a “clawback” in the event of a material restatement of our financial statements resulting from the intentional misconduct of the respective executive officer. Our Board will require reimbursement of any annual incentive payment to any executive officer where (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a material adverse restatement of Company financial statements filed with the SEC, (ii) the Board determined the executive officer engaged in intentional or grossly negligent misconduct that caused the need for the substantial restatement, and (iii) a lower payment would have been made to the executive officer based upon the restated financial results.

Other Elements of Compensation

Retirement Plans

Following the Spin-Off, we established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. All of our named executive officers are eligible to participate in the 401(k) plan on the same terms generally applicable to other full-time employees. Mr. Drees resigned from the Company on January 31, 2019 and no longer participates in the 401(k) Plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.  We provide matching contributions to our employees equal to 25% of the first 6% of their eligible compensation, up to the statutorily prescribed limit. For fiscal year 2018, the prescribed annual limit was $18,500.

Prior to the Spin-Off, our employees who were employed by Integer, including Messrs. Drees and Berger, were eligible to participate in Integer’s 401(k) retirement savings plan. Under Integer’s 401(k) plan, eligible Integer employees could elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan.

Employee Benefits and Perquisites

Additional benefits available to our employees in 2016 prior to the Spin-Off, including Messrs. Drees and Berger, included medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits were provided to Messrs. Drees and Berger during early 2016 on the same general terms as they were provided to all of Integer’s full-time U.S. employees. In addition, Mr. Drees and Mr. Berger were eligible to receive an annual physical medical exam paid by Integer. Following the Spin-Off, we established similar medical and insurance benefits and Messrs. Drees, Berger and Hanchin were entitled to participate in our benefit programs on the same general terms as they were provided to all of our full-time U.S. employees. Further, each of Mr. Drees and Mr. Berger remain eligible to receive an annual physical medical exam paid by Nuvectra under the terms of his employment agreement. Dr. Parks, appointed as Chief Executive Officer in February 2019, will also be eligible to participate in our benefit programs on the same general terms as they were provided to all of our full-time U.S. employees and is also entitled to receive an annual physical medical exam paid by Nuvectra under the terms of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018 and for our current Chief Executive Officer, Dr. Parks, who was appointed to that position on February 1, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)(1)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Fred B. Parks,	4/9/2018	1,676	1,674	13.47	4/9/2028	—	—
PhD(3)	4/10/2017	3,350	—	6.48	4/10/2027	—	—
	4/8/2016	3,350	—	6.87	4/8/2026	—	—
	4/8/2016	7,868	3,934	6.87	4/8/2026	—	—
		—	—	—	—	1,674	27,353
Scott F. Drees(4)	4/9/2018	—	17,335	13.47	4/9/2028	—	—
	4/8/2016	53,441	10,682	6.87	4/8/2026	—	—
		—	—	—	—	40,715	665,283
Walter Z. Berger	4/9/2018	—	16,002	13.47	4/9/2028	—	—
	4/10/2017	12,421	12,420	6.48	4/10/2027	—	—
	4/8/2016	26,721	26,721	6.87	4/8/2026	—	—
		—	—	—	—	30,232	493,991
J. Paul Hanchin	4/10/2017	9,556	9,552	6.48	4/10/2027	—	—
	4/8/2016	42,752	8,546	6.87	4/8/2026	—	—
		—	—	—	—	13,322	217,681

(1)

Option awards and restricted stock unit awards granted to named executive officers vest as to approximately 33.34% of the underlying shares after approximately one year after the grant date, with the remaining 66.66% vesting in eight substantially equal quarterly installments thereafter.

(2)

The market value of restricted stock units that have not vested is calculated based on the closing trading price of our common stock as reported on NASDAQ on December 31, 2018 ($16.34), the last trading day of 2018.

(3)

Dr. Parks was appointed as the Company’s Chief Executive Officer on February 1, 2019 and prior to this date received option and restricted stock unit awards in connection with his service as a member of the Board, which is more fully described under the Section “Director Compensation.”

(4)

Under Mr. Drees’ Separation Agreement and Release, all of Mr. Drees’ outstanding stock options and RSUs will continue to vest in accordance with the existing vesting schedules up to March 7, 2020, at which time no further awards will vest. All of Mr. Drees’ vested but unexercised stock options will expire three months following such final vesting on June 7, 2020.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and restricted stock vested for each named executive officer for the year ended December 31, 2018 and for our current Chief Executive Officer, Dr. Parks, who was appointed to that position on February 1, 2019. There were no option exercises during fiscal year 2018 by any named executive officer.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Fred B. Parks, PhD(1)	3,350	53,500
Scott F. Drees	64,096	1,014,640
Walter Z. Berger	38,261	613,470
J. Paul Hanchin	21,870	352,199

(1)

Dr. Parks was appointed as the Company’s Chief Executive Officer on February 1, 2019 and prior to this date only had restricted stock vest in connection with his service as a member of the Board, which is more fully described under the Section “Director Compensation.”

Executive Compensation Arrangements

Following is a summary of the employment and severance arrangements entered into with our named executive officers.

Fred B. Parks Executive Employment Agreement

On February 25, 2019, we entered into an executive employment agreement with Dr. Fred B. Parks, pursuant to which he serves as our chief executive officer (the “Parks Employment Agreement”). The Parks Employment Agreement was effective as of February 1, 2019. The term of the Parks Employment Agreement is until February 1, 2021, and will renew automatically in successive one-year periods, unless terminated earlier in accordance with its terms.

Under the Parks Employment Agreement, Dr. Parks is entitled to receive an annual base salary of $550,000 and is eligible for an annual bonus opportunity targeted at 100% of his annual base salary, with the potential to achieve 150% of his annual base salary upon over-performance compared to defined objectives. Dr. Parks’ base salary and annual bonus opportunity are subject to annual review and may be increased in the discretion of the Board of Directors.

The Parks Employment Agreement also provides that Dr. Parks is eligible to receive an annual equity award as determined by our Compensation Committee in its sole discretion. The amount, form and mix of such award will be determined by our Compensation Committee in its discretion after giving consideration to comparable market data for chief executive officer equity grants in companies within our peer group, which was reviewed and reset by the Compensation Committee in June 2018. All such equity grants are subject to approval by the Company’s Board and will be subject to the terms of the 2016 Plan. Dr. Parks received a grant on February 1, 2019, of 248,015 stock options and 148,810 RSUs, which will vest as to 33% of the underlying shares on March 12, 2020, with the remaining 67% vesting in equal quarterly installments thereafter.

The Parks Employment Agreement provides that Dr. Parks is entitled to a relocation package not to exceed $200,000. Dr. Parks is also eligible to earn discretionary incentive bonuses and incentive compensation, including equity grants pursuant to the Company’s equity incentive plan then in effect, and is entitled to participate in all of the Company’s employee benefit plans. The Employment Agreement also provides for severance payments to Dr. Parks in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason”, as such terms are defined in the Employment Agreement. In the event of severance for a termination without cause or for good reason more than 3 months prior to a “change of control” (as defined in the Employment Agreement), Dr. Parks is entitled to receive (i) a payment equal to one times his base salary in effect as of the date of termination and his target bonus for the current year, (ii) all earned but unpaid annual bonus for any then completed fiscal year and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Dr. Parks through the date of termination, (iii) 12 months of COBRA continuation coverage premiums and (iv) the continued vesting of all outstanding equity incentives held by Dr. Parks, subject to certain time limitations. If Dr. Parks (a) is terminated without cause within three months prior to, or 12 months following, a change of control, (b) resigns for good reason six months after a change of control, or (c) resigns for any reason in the period beginning six months after and ending 12 months after a change of control, then in each case, he is entitled to receive (i) a payment equal to two times his base salary in effect as of the date of termination and two times his target bonus for the current year, (ii) all earned but unpaid annual bonus for any then completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Dr. Parks through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all outstanding equity incentives, subject to certain time limitations. Severance payments are to be paid in a lump sum within 15 days after the date of termination.

Severance payments also require a written release of any and all claims against the Company as well as agreements by the executive with respect to non-solicitation, non-competition, confidentiality obligations and assignment of intellectual property rights. Dr. Parks is also subject to a covenant not to disclose Company confidential information during his employment term and is subject to a non-compete for a period of 12 months following termination of employment for any reason. If Dr. Parks breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

Walter Z. Berger Executive Employment Agreement

On January 13, 2017, we entered into an executive employment agreement with Walter Z. Berger, pursuant to which he serves as our chief financial officer and chief operating officer (the “Berger Employment Agreement”). Mr. Berger’s employment agreement was effective as of March 7, 2016. The initial term of the Berger Employment Agreement is until March 7, 2019, and will renew automatically in successive one-year periods, unless terminated earlier in accordance with its terms. The Berger Employment Agreement was renewed automatically to March 7, 2020 and was amended on December 10, 2018 to clarify the effect of a non-renewal. The Berger Employment Agreement replaced and superseded any prior employment agreements or offers of employment between Mr. Berger and Integer.

Under the Berger Employment Agreement, Mr. Berger is entitled to receive an annual base salary of no less than $375,000 and is eligible for an annual bonus opportunity targeted at 60% of his annual base salary with the potential to achieve 120% of his annual base salary upon over-performance compared to defined objectives. Mr. Berger’s base salary and annual bonus opportunity are subject to annual review and may be increased in the discretion of the Board of Directors.

The Berger Employment Agreement also provides that Mr. Berger is eligible to receive an annual equity award as determined by our Compensation Committee in its sole discretion. The amount, form and mix of such award will be determined by our Compensation Committee in its discretion after giving consideration to comparable market data for chief financial officer and chief operating officer equity grants in companies within our peer group, which was reviewed and reset by the Compensation Committee in June 2018. All such equity grants are subject to approval by the Company’s Board and will be subject to the terms of the 2016 Plan.

The Berger Employment Agreement provides for severance payments to Mr. Berger in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason,” as such terms are defined in the Berger Employment Agreement. In the event of severance for a termination without “cause” or for “good reason” (as defined in the Berger Employment Agreement), Mr. Berger is entitled to receive (i) a payment equal to one times base salary in effect as of the date of termination, (ii) the target bonus for the current year, (iii) 12 months of COBRA continuation coverage premiums (iv) the continued vesting of all stock held by Mr. Berger, through the later of March 7, 2019 or the end of the quarter following the termination date, and (v) lump sum payment of any unpaid annual bonus for any then completed fiscal year, cash LTIP amounts for any completed performance measurement periods, and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and of Mr. Berger through the date of termination, If Mr. Berger (a) is terminated without cause or resigns for good reason within three months prior to, or 12 months following, a “change of control” or (b) resigns for good reason within six months after a change of control or (c) resigns for any reason in the period beginning six months after and ending 12 months after the effective date of a change of control, he is entitled to receive (i) a payment equal to two times base salary in effect as of the date of termination, (ii) the target bonus for the year, all earned but unpaid annual bonus for any then-completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Mr. Berger through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all stock held by Mr. Berger, subject to certain time limitations. Severance payments are to be paid in a lump sum within 15 days after the date of termination.

Severance payments also require a written release of any and all claims against the Company as well as agreements by the executive with respect to non-solicitation, non-competition, confidentiality obligations and assignment of intellectual property rights. Mr. Berger is also subject to a covenant not to disclose Company confidential information during his employment term and is subject to a non-compete for a period of 12 months following termination of employment for any reason. If Mr. Berger breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

Severance Agreement of Mr. J. Paul Hanchin

In April 2016, our Compensation Committee approved a form of Severance Agreement for certain key senior employees, including Mr. Hanchin (the “Severance Agreement”). The Severance Agreement provides Mr. Hanchin and certain other members of our senior leadership team with certain severance benefits.

Under the Severance Agreement, if a participant’s employment is terminated prior to a change in control or more than 12 months following a change in control by us without “cause” (and other than by reason of death or disability) or by the participant for “good reason” (each as defined in the Severance Agreement), then the participant will be entitled to a lump sum payment equal to his or her annual base salary.

Under the Severance Agreement, if a participant’s employment is terminated within 12 months following a change in control by us without cause (and other than by reason of death or disability) or by the participant for good reason, then the participant will be entitled to the following payments and benefits:

●	A lump sum payment equal to one times his or her annual base salary in effect at the time of such termination;

●	A subsidy payment to cover the cost of the employee’s COBRA payments for 12 months following the termination date; and

●

All stock options, restricted stock or similar stock incentive awards previously granted to employee that are not vested as of the termination date but would have vested within the 90 days following the termination date, will vest in accordance with terms of the relevant equity compensation plan in effect as of the date of termination.

A participant’s right to receive the severance payments from us pursuant to the Severance Agreement is contingent on his or her executing a general release of claims against us and to compliance with a one-year covenant to not compete, assignment of intellectual property rights, if applicable, and certain confidentiality and non-solicitation obligations.

Scott F. Drees Executive Employment Agreement and Separation and Release Agreement

On January 13, 2017, we entered into an executive employment agreement with Scott F. Drees, effective as of March 7, 2016, pursuant to which he served as Chief Executive Officer (the “Drees Employment Agreement”). The Drees Employment Agreement was terminated and replaced by the Separation Agreement and Release between the Company and Mr. Drees, dated January 31, 2019 (the “Drees Separation Agreement”), as described below.

In accordance with the Drees Separation Agreement, the Company paid Mr. Drees a severance payment in the aggregate amount of $1,168,490, which includes: $359,548 for his earned but unpaid 2018 bonus; $352,240 for his 2019 target bonus; $440,300, which represents an amount equal to his then-current annual base salary; and $16,402, which represents an amount equal to 12 months of premiums for continuing COBRA coverage. All of Mr. Drees’ outstanding stock options and RSUs will continue to vest in accordance with the existing vesting schedules up to March 7, 2020, at which time no further awards will vest. All of Mr. Drees’ vested but unexercised stock options will expire three months following such final vesting on June 7, 2020.

Under the Drees Separation Agreement, Mr. Drees released any and all known and unknown claims that he may have against the Company and its affiliates, including its officers and directors. Mr. Drees also agreed to non-compete, non-disparagement and non-solicitation restrictions through January 31, 2020, as well as a non-disclosure obligation. If Mr. Drees breaches any of these covenants, in addition to other rights and remedies, the Company is entitled to injunctive relief.

Equity Compensation Plan Information

The following table summarizes securities available under our equity compensation plans as of December 31, 2018.

Number of
securities
available for
	Number of		future
	securities	Weighted	issuance
	to be issued	average	under equity
	upon	exercise	compensation
	exercise of	price of	plans
	outstanding	outstanding	(excluding
	options,	options,	securities
	warrants	warrants	reflected in
	and rights	and rights	column (a))
Equity compensation plans approved by security holders:
2016 Plan (1)	1,185,026	$8.76	513,348
Adjusted awards granted by Integer prior to Spin-Off and converted to Nuvectra Awards (2)	226,299	$6.03	—
Awards granted by Nuvectra following the Spin-Off	958,727	$9.51	513,348	(3)
Equity compensation plans not approved by security holders:
—	—	$—	—

(1)	Per the 2016 Plan as described above under “2016 Equity Incentive Plan.”

(2)	Does not include 1,178 issued shares of performance based restricted stock awards outstanding and unvested as of December 31, 2018.

(3)

An additional 707,179 securities were authorized as available for future issuance by the 2016 Plan on January 1, 2019 as allowed by the 2016 Plan and described above under “2016 Equity Incentive Plan.”

Policies Regarding Tax Deductibility of Compensation

Section 162(m) of the Code restricts the ability of companies to take a federal income tax deduction for compensation paid to certain of their highly-paid executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. For compensation paid in fiscal year 2017 and prior years, however, this $1.0 million limitation does not apply to such compensation that is “qualified performance-based compensation” under Section 162(m) of the Code. The non-performance-based compensation paid in cash to our executive officers for the 2017 fiscal year did not exceed the $1.0 million limit per officer in effect at the time the compensation was paid.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Within our performance-based compensation program, we aim to compensate the named executive officers in a manner that is tax-effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Compensation Committee Interlocks and Insider Participation

Mr. Bihl, Dr. Parks and Mr. Zelibor served as the members of the Compensation Committee during fiscal year 2018. Dr. Parks resigned from the Compensation Committee and was appointed as the Company’s Chief Executive Officer on February 1, 2019. Otherwise, none of the members of our Compensation Committee during 2018 is or has been an executive officer of Nuvectra. Additionally, none of the members of our Compensation Committee during 2018 have any relationships with Nuvectra requiring disclosure by the Company under Item 404 of Regulation S-K. Finally, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Nuvectra or member of the Compensation Committee during 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, and except for compensation for employment or services provided in other roles, since our inception there has not been, nor is there currently proposed, any transaction to which we are or were a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties in an arm’s length transaction.

Relationship with Integer

Prior to the Spin-Off, we were an indirect, wholly owned subsidiary of Integer. At March 14, 2016, all of the shares of our issued and outstanding capital stock were owned by Greatbatch, Ltd., a direct, wholly owned subsidiary of Integer.  On March 14, 2016, Integer completed the Spin-Off of QIG Group, LLC into Nuvectra, which was created to be a separate, independent, publicly traded medical device company focused on the design, development and commercialization of neurostimulation devices.  Following the separation, Integer no longer owns, directly or beneficially, any shares of our common stock.

Potential Conflicts of Interest

A number of our directors and officers previously owned Integer common stock during fiscal year 2018. The direct interests of our directors and officers and related entities in common stock of Integer could create, or appear to create, potential conflicts of interest with respect to matters involving both Integer and us that could have different implications for Integer than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities.

Following the Spin-Off, Integer and Nuvectra have operated, and will continue to operate, independently, and neither will have any ownership interest in the other. Our executive officers and Board of Directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Integer have fiduciary duties to that company’s stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when Nuvectra or Integer looks at acquisitions and other corporate opportunities that may be suitable for each of them. Any potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the directors of each issuer. From time to time, we may enter into transactions with Integer and/or its subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to Nuvectra, Integer, or any of their subsidiaries or affiliates as would be the case where there is no overlapping director. See “Policies and Procedures for Related Party Transactions” below for a discussion of certain procedures we will institute to address any such potential conflicts that may arise.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Pursuant to this written policy, we will review all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we are a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become one of our directors;

(b)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

(c)	any immediate family member of any of the foregoing persons; and

(d)

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If our legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the SEC, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to, the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those related person transactions that are in, or are not inconsistent with, our best interests and our stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with our chief executive officer or chief financial officer, determines that it is not practicable or desirable to wait until the next Audit Committee meeting, the transaction shall be presented to the chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above. However, these transactions were reviewed and approved by our Board of Directors, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The DGCL, however, prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under the DGCL. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of Nuvectra, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of Nuvectra or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification, including any determination that any such indemnification by us is against public policy as expressed in the Securities Act. We believe that these amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We maintain general liability insurance covering certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

To be included in the proxy materials for our 2020 annual meeting of stockholders, proposals of stockholders must be received by us no later than December 7, 2019, which is 120 days prior to the first anniversary of the expected mailing date of this proxy statement. However, if the date of the 2020 annual meeting is changed by more than 30 days from May 23, 2020 (the one-year anniversary of our 2019 annual meeting of stockholders), then the deadline for receipt of stockholder proposals will be a reasonable time before we print and send proxy materials for the 2020 annual meeting. Proposals to be included in our proxy materials must comply with the requirements established by the SEC for such proposals, which are set forth in Rule 14a-8 under the Exchange Act.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including director nominations and stockholder proposals not to be included in our proxy materials. In general, notice of such proposals must be received at our principal executive offices between 90 calendar days and 120 calendar days (inclusive) before May 23, 2020 (the one-year anniversary of the date of our 2019 annual meeting of stockholders). Therefore, to be presented at our 2020 annual meeting of stockholders, such a proposal must be received by us no earlier than January 23, 2020 and no later than February 22, 2020.  However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received between 90 calendar days and 120 calendar days (inclusive) before such annual meeting, or, if later, ten calendar days following the date on which public announcement of the date of such meeting is first made. If a stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by our board of directors for the 2020 annual meeting may exercise discretionary voting power regarding any such proposal.  Stockholders should review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice with respect to such proposals.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date for the Annual Meeting may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our Company at such date. Requests should be directed to Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

/s/ MELISSA G. BEARE
Melissa G. Beare
Executive Vice President, General Counsel and Corporate Secretary

Plano, Texas

April 5, 2019

NUVECTRA™ VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Christopher G. Chavez	☐	☐	02 - Jane J. Song	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 4 1 5 3 8 1

03OSCD